Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

USA RARE EARTH, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock	457(a)	21,428,572	(2)	$8.66	(3)	$185,464,290.66	0.0001531	$28,394.58
Carry Forward Securities	-	-	-	-		-		-	-	-
	Total Offering Amounts					-		$185,464,290.66	-	$28,394.58
	Total Fees Previously Paid					-			-	-
	Total Fee Offsets					-			-	-
	Net Fee Due					-			-	$28,394.58

(1)	Pursuant to Rule 416(a) of the Securities Act there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 8,550,400 shares of Common Stock held by the Selling Stockholder, (ii) 2,163,886 shares of Common Stock issuable upon exercise of the Pre-Funded PIPE Warrant, and (iii) 10,714,286 shares of Common Stock issuable upon exercise of the PIPE Warrant.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) and Rule 457(c) of the Securities Act, and in the case of the shares of Common Stock underlying the Pre-Funded PIPE Warrant and the PIPE Warrant, Rule 457(g) of the Securities Act, on the basis of the average of the high ($9.05) and low ($8.26) sales prices of the Common Stock as reported on the Nasdaq Stock Market on May 13, 2025, which date is within five business days prior to filing this Registration Statement.